Exhibit 10.1
RAYMOND PLANK
RESTATED EMPLOYMENT AND CONSULTING AGREEMENT
     This Agreement made this 15th day of January, 2009, by and between Apache Corporation, a Delaware corporation, (hereinafter called the “Company”) and Raymond Plank (hereinafter called the “Executive”).
WITNESSETH:
     WHEREAS, the Executive is the founder of the Company and is presently Chairman of the Board of Directors of the Company and has served the Company continuously for more than 54 years since its formation as its president, principal executive officer and/or chairman; and
     WHEREAS, the Executive has made extraordinary contributions to the growth and development of the Company over the past 54 years, during which he has guided the Company from its founding as a small domestic U.S. company with initial capital of $250,000 to an international oil and gas company with an enterprise value at year-end 2008 of approximately $27 billion and significant assets and operations on five continents; and
     WHEREAS, the Company and the Executive entered into an employment agreement dated December 5, 1990, as heretofore amended, which provides for, among other things, certain payments to the Executive and the Executive’s continued engagement as a consultant and advisor to the Company for the remainder of his life following the termination of his service as an officer and employee; and
     WHEREAS, as set forth in this Agreement, on the date hereof, the Executive will retire as an officer and employee of the Company and as a director of the Company; and
     WHEREAS, the parties desire to provide for certain payments to the Executive and for the release by the Executive of all claims he may have against the Company except for the payments to be made as provided in this Agreement; and
     WHEREAS, the parties desire to amend and restate the terms and conditions of the existing agreement referenced above to provide for the foregoing; and
     WHEREAS, the Management Development and Compensation Committee of the Board of Directors and the Board of Directors (in a meeting without the participation of Mr. Plank and Steven Farris, the Company’s Chief Executive Officer) have determined that the execution and delivery of this Agreement and its terms and provisions are in the best interests of the Company;
     NOW THEREFORE, it is mutually agreed by and between the parties hereto as follows:
     1. Retirement and Resignation. Effective on the date hereof, the Executive’s employment shall terminate, and the Executive shall cease to be an officer and employee of the Company and its subsidiaries and affiliates. In addition, the Executive hereby resigns from his positions as a director of the Company and its subsidiaries and affiliates.

     2. Advisory Term and Duties. The Company agrees to, and does hereby, engage and retain the Executive, for the period commencing with the date hereof and continuing for the remainder of his life (hereinafter called the “Advisory Term”), as an advisor and consultant to the Company to provide such services of an advisory or consultative nature as may reasonably be requested by its Chief Executive Officer or Board of Directors. The Executive hereby agrees to provide such services.
     3. Compensation — Advisory Term Services. In lieu of paying the Executive annual compensation during the Advisory Term at an annual rate equal to 50% of the annual rate of compensation being paid to him as an officer immediately preceding the commencement of the Advisory Term as provided in the existing agreement, the Company shall pay to the Executive, and the Executive shall accept from the Company in full payment for his services during the entire Advisory Term, compensation in the aggregate amount of $13,576,323, which shall be paid as a single lump-sum payment immediately upon execution and delivery of this Agreement.
     4. Expenses — Advisory Term. During the Advisory Term, the Company will reimburse the Executive for any and all reasonable and proper expenses of any kind incident to the rendition of the advisory and consultative services requested and rendered hereunder. From the date hereof and continuing through December 31, 2010, in support of the advisory and consultative services the Executive is to provide during such period, the Company will provide the Executive with necessary and reasonable office space (which office space may be located at a location separate from but reasonably near to the Company’s Houston headquarters), secretarial support, continued use of an apartment in Houston, and access to a Company car and driver in Houston, in each case at the Company’s expense and the same as or similar to what the Company provides to the Executive at the date of this Agreement. In addition, during 2009 and 2010, the Company will provide to the Executive up to 60 hours in each such year of usage of Company aircraft.
     5. Services. The Executive shall perform his duties faithfully, diligently, and to the best of his ability during the Advisory Term.
     6. Founder’s Achievement and Performance Award. Immediately upon execution and delivery of this Agreement, the Company will pay a founder’s achievement and performance award of $5,400,000 to the Executive in recognition of his extraordinary contributions to the growth and development of the Company over the past 54 years, during which he has guided the Company from its founding as a small domestic U.S. company with initial capital of $250,000 to an international oil and gas company with an enterprise value at year-end 2008 of more than $27 billion and significant assets and operations on five continents.
     7. Restricted Stock Units and Stock Options. Immediately upon execution and delivery of this Agreement, the Company will pay $6,285,819 to the Executive in respect of the Restricted Stock Units and Stock Options of the Company held by him and listed on Schedule A hereto, and all such Restricted Stock Units and Stock Options shall immediately thereupon be cancelled and the Executive shall have no further rights thereunder.

     8. Performance Bonus for 2008. In February 2009, the Company will pay the Executive a performance bonus in respect of 2008, in an amount to be determined by the Management Development and Compensation Committee and the Board of Directors under the Company’s cash incentive bonus plan for senior officers in accordance with their customary practices and procedures.
     9. Restrictive Covenant. The Executive agrees that so long as this Agreement is in full force and effect, he will not, directly or indirectly, either as principal, agent, stockholder, or in any other capacity, engage in or have a financial interest in, any business which is competitive to the business of the Company and its subsidiaries, except that nothing contained herein shall preclude the Executive from (i) purchasing or owning stock in any such business, provided that his holdings do not exceed one percent of the issued and outstanding capital stock and/or (ii) passively investing, directly or indirectly, in individual productive, exploratory or development wells in an amount not exceeding $2 million per transaction or $20 million in the aggregate under this clause (ii). For the purposes hereof, a business will be deemed competitive if it involves the business of oil or natural gas exploration, development or production or the production, manufacture or distribution of any product similar to those produced, manufactured or distributed by the Company or any of its subsidiaries, or the rendering of any services similar to those offered or rendered by the Company or any of its subsidiaries. The Executive expressly agrees that upon a breach or violation of the foregoing provisions of this Section 9, the Company, in addition to all other remedies, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.
     10. Secret Processes. The Executive will not divulge, furnish or make accessible to anyone (otherwise than in the regular course of the business of the Company or any of its subsidiaries) any knowledge or information with respect to confidential or secret processes, formulas, machinery, plans, devices or material of the Company or any of its subsidiaries, with respect to any confidential or secret engineering, development or research work of the Company or any of its subsidiaries, or with respect to any other confidential or secret aspect of the business of the Company or any of its subsidiaries. The Executive expressly agrees that upon a breach or violation of the foregoing provisions of this Section 10, the Company, in addition to all other remedies, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.
     11. Death. In the event of the death of the Executive, the Company shall pay to his designee, if any, or to his estate, the amount of $750,000 in equal monthly installments over 10 years ($6,250 per month), commencing the first day of the first month following the death of the Executive. The Executive may designate the recipient of these payments by delivering to the Company, his written designation prior to his death. Such designation may be changed by the Executive at any time prior to his death by executing and delivering to the Company a subsequent written designation of recipient. If the Executive has made no designation, then such amount shall be paid to the Executive’s estate in a lump sum. If the Executive’s designee survives him, but dies before the entire balance of monthly payments have been made, then the balance shall be paid to such designee’s estate in a lump sum.
     12. Benefits. During the Advisory Term, the Company shall provide health, dental and vision insurance for the Executive and his spouse and eligible dependents to the same extent, and offering the same benefits, as the Company provides its executives, except that the insurance shall be supplemental and secondary to the benefits, if any, available to the Executive or his spouse under Medicare, Medicaid, or any other form of public insurance or benefit plan available to the Executive without payment of premiums.

     13. Waiver and Release. The Executive acknowledges that, except for the payments to be made as provided in this Agreement, he has been paid in full all amounts to which he is entitled or may make claim as a result of his employment by the Company, including all salary and incentives.
     In further consideration of the foregoing, except as provided in the last paragraph of this Section 13, and the obligations undertaken by the Company pursuant to this Agreement, the Executive hereby releases and forever discharges the Company and each of its subsidiaries and assigns, and each of their respective employees, agents, directors and representatives, from (and hereby covenants not to sue or make claim against any of such entities or persons in respect of) any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured and whether or not concealed or hidden, which the Executive now owns or holds or has at any time heretofore owned or held or had, or at any time own or hold or have, against the Company, or any of its subsidiaries or assigns, or any of their respective employees, agents, directors or representatives, and also releases and discharges, without limiting the generality of the foregoing, any and all of the foregoing which arise out of or are in any way relating to his employment by, and/or service as a director of, the Company, or the termination of his employment, including any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws.
     The release set forth in this Section 13 is intended as a release of all claims against the Company, whether now known or unknown by the Executive. In furtherance thereof, the Executive expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight, error or otherwise, been omitted from the terms of this Agreement. The Executive makes this waiver with full knowledge of his rights, after consulting with legal counsel, and with specific intent to release both known and unknown claims.
     Notwithstanding the foregoing, nothing in the release set forth in this Section 13 nor anything else in this Agreement shall be deemed a waiver or release by the Executive of any right that the Executive now has to claim indemnification for liabilities or claims asserted after the date hereof in connection with his activities as a director, officer or employee of the Company pursuant to any applicable statute, under any insurance policy, or pursuant to the Restated Certificate of Incorporation or Bylaws of the Company, including without limitation any liabilities or claims asserted after the date hereof that relate to actions, omissions or events on or prior to the date hereof.
     14. Successors, etc. of the Company. This Agreement shall inure to the benefit of and be binding upon (i) the Company, its successors, and assigns, including without limitation any person, partnership or corporation which may acquire all or substantially all of the Company’s assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation or transfer, and (ii) the Executive, his heirs, assigns, executors and personal representatives.

     15. Entire Agreement. The parties hereto agree that this Agreement contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by both parties hereto.
     16. Replacement. This Agreement replaces and supersedes the Restated Employment Agreement dated December 5, 1990, as heretofore amended, between the Company and the Executive regarding employment and all other agreements between the parties regarding employment or compensation.
     17. Notices. All notices hereunder shall be deemed effective when delivered in person or 24 hours after deposit thereof in the mails, by registered mail, addressed or delivered to, in the case of:

Company:	Apache Corporation One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 Attn: Vice President — Human Resources

Executive:	Raymond Plank Apache Corporation One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 Attn: Deborah Isaacks
     18. Applicable Law. This Agreement, and all amendments hereto, shall be governed in all respects by the laws of the state of Texas, without regard to the conflict of law provisions thereof.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Executive has hereunto set his hand, all as of the day and year first above written.

RAYMOND PLANK	APACHE CORPORATION

/s/ Raymond Plank	By:	/s/ G. Steven Farris Name: G. Steven Farris
Title: President, Chief Executive Officer and Chief Operating Officer

Schedule A

	Grant	Quantity
Grant	Date	Unvested
SAP Conditional Grants
SAP81	5/5/2005	7,405
SAP108	5/5/2005	16,665
SAP162	5/7/2008	9,260
SAP216	5/7/2008	13,890

Restricted Stock Units (RSUs) Grants
Exec Restricted	5/4/2005	5,375
Exec Restricted	5/3/2006	9,400
Exec Restricted	5/1/2007	15,525
2007RSU	5/7/2008	12,500

Non-Qualified Stock Option Grants
2005 SOP	5/5/2005	15,875
2005 SOP	5/3/2006	28,150